Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Crestview Partners III GP, L.P. as the “Designated Filer” for purposes of the attached Form 4:

1.	Crestview III USWS TE, LLC c/o Crestview Partners 590 Madison Avenue, 42nd Floor New York, NY 10022
2.	Crestview III USWS, L.P. c/o Crestview Partners 590 Madison Avenue, 42nd Floor New York, NY 10022
3.	Adam J. Klein c/o Crestview Partners 590 Madison Avenue, 42nd Floor New York, NY 10022

Date of Event Requiring Statement: September 17, 2021

Issuer Name and Ticker or Trading Symbol: U.S. Well Services, Inc. [USWS]

Crestview III USWS TE, LLC

By:	/s/ Ross A. Oliver
Name: Ross A. Oliver
Title: General Counsel

Crestview III USWS, L.P.

By: Crestview III USWS GenPar, LLC

By:	/s/ Ross A. Oliver
Name: Ross A. Oliver
Title: General Counsel

Adam J. Klein

By:	/s/ Ross A. Oliver, as Attorney-in-Fact

Date: September 21, 2021